Exhibit 99.5

Execution Version

LIMITED CONSENT AGREEMENT

This Limited Consent Agreement (this “Consent”) is entered into effective as of June 17, 2015, by and between DynaResource, Inc., a Delaware corporation (the “Company”), and Golden Post Rail, LLC, a Texas limited liability company (“Golden Post”).

R E C I T A L S

WHEREAS, the Company and Golden Post are parties to that certain Securities Purchase Agreement, dated May 6, 2015, by and among the Company, Golden Post and K.W. (“K.D.”) Diepholz (the “Purchase Agreement”), pursuant to which the Company has agreed to sell and issue to Golden Post, and Golden Post has agreed to purchase, 1,600,000 shares of Series C Preferred (as defined in the Purchase Agreement) and the Warrant (as defined in the Purchase Agreement) to purchase 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”).

WHEREAS, the Company intends to sell and issue to Mr. Gareth Nichol, a Denver, Colorado resident (“Mr. Nichol”), (i) 1,000,000 shares of Common Stock (the “Nichol Shares”) for a price per share of $2.50, and (ii) a warrant to purchase 1,000,000 shares of Common Stock (the “Nichol Warrant”) with an exercise price of $2.50 per share (the sale and issuance of the Nichol Shares and the Nichol Warrant to Mr. Nichol is referred to herein as the “Nichol Financing”).

WHEREAS, pursuant to Section 3.1(b) of the Purchase Agreement, the Company agreed not to sell or issue any of its capital stock or other equity interests, other than up to 500,000 shares of Common Stock, except as expressly permitted by the Purchase Agreement or pursuant to the transactions contemplated therein, or to the extent Golden Post shall have consented in advance in writing.

WHEREAS, in order to facilitate the consummation of the Nichol Financing, the Company has requested that Golden Post consent to the Nichol Financing.

WHEREAS, Golden Post is willing to consent to the Nichol Financing so long as the Company issues additional securities to Golden Post, such that it retains the right to receive the same fully diluted ownership percentage in the Company that Golden Post is entitled to receive prior to the Nichol Financing.

NOW THEREFORE, in consideration of the foregoing, and the agreements set forth below, the undersigned hereby agree as follows:

1. The capitalized terms defined above are incorporated herein. Capitalized terms used in this Consent and not otherwise defined herein have the meanings set forth in the Purchase Agreement.

2. Golden Post hereby consents to the Company issuing the Nichol Shares and the Nichol Warrant in the Nichol Financing, provided that, in consideration for such consent, the Company issue, and the Company hereby agrees to issue, to Golden Post at the Closing (i) 133,221 additional shares of Series C Preferred (the “Additional Series C”) and (ii) a warrant to purchase 166,527 additional shares of Common Stock upon the same terms and substantially in the same form as the Warrant (the “Additional Warrant”).

3. For the avoidance of doubt, the Company and Golden Post acknowledge and agree that Golden Post’s consent in Section 2 applies only to the portion of the Nichol Financing requiring Golden Post’s consent (i.e., such consent does not apply to the 500,000 shares of Common Stock permissible for the Company to issue without Golden Post’s consent pursuant to Section 3.1(b) of the Purchase Agreement), and, therefore, the Company must obtain Golden Post’s consent for any additional issuances of the Company’s capital stock or other equity interests.

4. The Company represents and warrants that it has not issued any shares of the Company’s capital stock or other equity interests since May 6, 2015, other than the Nichol Shares and the Nichol Warrant.

5. The Company hereby makes the representations and warranties contained in Article 2 of the Purchase Agreement to Golden Post as of the date of this Consent and as of the Closing Date, with respect to the Additional Series C and the Additional Warrant, it being understood that such representations and warranties are made as though (i) this Consent were a “Transaction Document,” (ii) the shares issuable upon conversion of the Additional Series C were “Conversion Shares,” (iii) the shares issuable upon the exercise of the Additional Warrant were “Warrant Shares,” (iv) the Additional Series C and the Additional Warrant were “Securities” and (v) the Additional Warrant were the “Warrant.”

6. The Company agrees to reimburse Golden Post for legal expenses and fees paid by Golden Post in connection with the preparation of this Consent, in an amount not to exceed $5,000 (the “Legal Fee”). The Company will pay the Legal Fee promptly after the execution of this Consent.

7. This Consent shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any of the conflict of laws principles that would result in the application of the substantive law of another jurisdiction.

8. The covenants, agreements and representations and warranties of the Company under this Consent shall survive the execution and delivery hereof indefinitely.

9. No provision of this Consent may be waived or amended except in a written instrument signed by the Company and Golden Post.

10. This Consent may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one instrument. Each such multiple counterpart of this Consent may be transmitted via facsimile or other similar electronic means, and a facsimile of the signature of one or more of the undersigned shall be deemed an original signature for all purposes and have the same force and effect as a manually signed original.

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IN WITNESS WHEREOF, the parties have executed this Consent effective as of the day, month and year first set forth above.

COMPANY:

DynaResource, Inc.

By:	/s/ K.W. Diepholz
K.W. (“K.D.”) Diepholz
Chairman & CEO

GOLDEN POST:

Golden Post Rail, LLC

By:	/s/ Matthew K. Rose
Matthew K. Rose
Manager, President, Secretary & Treasurer

LIMITED CONSENT AGREEMENT SIGNATURE PAGE